Exhibit 99.1

NEWS RELEASE

Contacts:     Quintana Energy Services

    Keefer M. Lehner, EVP & CFO

    832-518-4094

    IR@qesinc.com

    Dennard Lascar Investor Relations

    Ken Dennard / Natalie Hairston

    713-529-6600

    QES@dennardlascar.com

QUINTANA ENERGY SERVICES REPORTS FIRST QUARTER 2018 RESULTS

HOUSTON, TX – May 9, 2018 – Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

First quarter 2018 revenue grew 8% to $141.3 million, up from $130.9 million in the fourth quarter of 2017. First quarter 2018 net loss was $16.4 million and Adjusted EBITDA was $15.5 million, compared to a net income of $2.1 million and Adjusted EBITDA of $18.8 million for the fourth quarter of 2017. In the first quarter of 2017, revenue was $85.4 million, net loss was $11.7 million and Adjusted EBITDA was $4.0 million. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Rogers Herndon, QES’ President and Chief Executive Officer, stated, “As expected, our first quarter results were impacted by some transient events that negatively impacted our utilization levels and compressed margins. Still, we achieved commendable revenue gains and exited the first quarter at a strong activity level. We believe that the macroeconomic outlook continues to exhibit momentum building around anticipated drilling and completion activities, which is a reliable indicator of the overall demand for our services. We enter the second quarter looking to increase profitability through strong project execution and higher activity levels.”

Business Segment Results

The following business segments comprise the Company’s primary services: Directional Drilling; Pressure Pumping; Pressure Control; and Wireline.

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $37.6 million in the first quarter of 2018, down approximately 2% compared to revenue of $38.3 million in the fourth quarter of 2017 but up 21% from the first quarter of 2017. First quarter 2018 Adjusted EBITDA was $2.6 million, compared to Adjusted EBITDA of $5.5 million for the fourth quarter of 2017. The sequential reduction in Adjusted EBITDA was primarily due to supply chain issues compressing margins and a decline in lost-in-hole revenue for the quarter. Specifically, we experienced elevated motor rental and repair expenses driven by delays in third-party repair turnarounds. In the first quarter of 2017, revenue was $31.1 million and Adjusted EBITDA was $3.7 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies. Revenue for the segment grew 8% to $53.4 million in the first quarter of 2018, up from $49.5 million in the fourth quarter of 2017. First quarter 2018 Adjusted EBITDA was $9.9 million, compared to Adjusted EBITDA of $10.5 million for the fourth quarter of 2017. In the first quarter of 2017, revenue was $26.5 million and Adjusted EBITDA was $3.7 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, and well control services. Revenue for the segment grew approximately 6% to $28.0 million in the first quarter of 2018, up from $26.5 million in the fourth quarter of 2017. First quarter 2018 Adjusted EBITDA was $3.7 million, compared to Adjusted EBITDA of $4.1 million for the fourth quarter of 2017. In the first quarter of 2017, revenue was $18.5 million and Adjusted EBITDA was a loss of $0.3 million.

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Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment grew 34% to $22.3 million in the first quarter of 2018, up from $16.6 million in the fourth quarter of 2017, primarily due to strong activity levels coupled with improved pricing in the segment. First quarter 2018 Adjusted EBITDA was $2.6 million, compared to Adjusted EBITDA of $1.5 million for the fourth quarter of 2017. In the first quarter of 2017, revenue was $9.3 million and Adjusted EBITDA was a loss of $1.4 million.

Other Financial Information

General and administrative expense for the first quarter of 2018 was $29.9 million, compared to $18.8 million for the fourth quarter of 2017 and $17.7 million for the first quarter of 2017. The sequential increase in G&A expenses was primarily related to a non-cash stock compensation expense of approximately $9.9 million in the first quarter of 2018.

Capital expenditures including deposits totalled $12.4 million during the first quarter of 2018, compared to capital expenditures of $7.7 million in the fourth quarter of 2017, and $4.2 million in the first quarter of 2017.

First quarter interest expense was $10.2 million, up from $3.0 million in the fourth quarter and up from $2.6 million in the first quarter of 2017. The increase in interest expense was primarily due to $5.3 million of unamortized term loan discount expense, accelerated deferred financing costs expensed of $3 million, and a prepayment fee of $1.3 million as a result of extinguishing the Former Revolving Credit Facility (defined below) and Former Term Loan (defined below) during the first quarter of 2018. The increase was offset by a $1.0 million reduction in interest expense due to having less debt outstanding in the three months ended March 31, 2018.

With the closing of the IPO subsequent to the end of the fiscal year, the Company’s debt structure has improved meaningfully. QES ended the first quarter of 2018 with a total debt balance of $13.0 million, $16.6 million of cash on hand, and $61.4 million of net availability under its new $100 million senior secured asset-based revolving credit facility.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, May 10, 2018, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2018 First Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for twelve months and will be available by telephone through May 17, 2018, at (201) 612-7415, access code 13679026#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no

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assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars and units, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenue	$141,268	$130,863	$85,439
Costs and expenses:
Direct operating expenses	106,492	95,841	66,836
General and administrative expenses	29,917	18,829	17,744
Depreciation and amortization	11,078	11,423	11,594
Gain on disposition of assets	(106)	(339)	(1,657)

Operating income (loss)	(6,113)	5,109	(9,078)
Interest expense	(10,192)	(2,961)	(2,601)
Other income	—	(58)	—

(Loss) income before tax	(16,305)	2,090	(11,679)
Income tax (expense) benefit	(51)	(22)	6

Net (loss) income	(16,356)	2,068	(11,673)

Net (loss) income attributable to Predecessor	(1,546)	2,068	(11,673)

Net loss attributable to Quintana Energy Services Inc.	$(14,810)	—	—

Net loss per common unit:
Basic	$(0.44)

Diluted	$(0.44)

Weighted average common units outstanding:
Basic	33,318

Diluted	33,318

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CONSOLIDATED BALANCE SHEETS

(In thousands of dollars and shares, except per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,646	$8,751
Accounts receivable, net of allowance of $897 and $776	84,577	83,325
Unbilled receivables	8,223	9,645
Inventories	26,482	22,693
Prepaid expenses and other current assets	9,775	9,520

Total current assets	145,703	133,934
Property, plant and equipment, net	129,573	128,518
Intangibles assets, net	10,379	10,832
Other assets	1,635	2,375

Total assets	$287,290	$275,659

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of debt and capital lease obligations	$380	$79,443
Accounts payable	40,347	36,027
Accrued liabilities	32,382	33,825

Total current liabilities	73,109	149,295
Deferred tax liability	—	185
Long-term debt, net of deferred financing costs of $0 and $1,709	13,000	37,199
Long-term capital lease obligations	3,731	3,829
Other long-term liabilities	171	183

Total liabilities	90,011	190,691
Commitments and contingencies
Shareholders’ and members’ equity
Members’ equity	—	212,630
Preferred shares, $0.01 par value, 10,000 authorized; 0 issued and outstanding	—	—
Common shares, $0.01 par value, 150,000 authorized; 33,765 issued; 33,631 outstanding	336	—
Additional paid in capital	342,047	—
Treasury stock, at cost, 135 common shares	(1,271)	—
Retained deficit	(143,833)	(127,662)

Total shareholders’ and members’ equity	197,279	84,968

Total liabilities, shareholders’ and members’ equity	$287,290	$275,659

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities
Net loss	$(16,356)	$(11,673)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	11,078	11,594
Gain on disposition of assets	(458)	(4,623)
Non cash interest expense	764	264
Loss on debt extinguishment	8,594	—
Provision for doubtful accounts	159	57
Deferred income tax benefit	—	(18)
Stock-based compensation	9,886	—
Changes in operating assets and liabilities:
Accounts receivable	(1,411)	(14,180)
Unbilled receivables	1,422	(2,070)
Inventories	(3,789)	(430)
Prepaid expenses and other current assets	459	(749)
Other noncurrent assets	—	(213)
Accounts payable	1,508	(2,592)
Accrued liabilities	(1,448)	5,158
Other long-term liabilities	(7)	—

Net cash provided by (used in) operating activities	10,401	(19,475)

Cash flows from investing activities
Purchases of property, plant and equipment	(10,705)	(4,212)
Advances of deposit on equipment	(1,709)	—
Proceeds from sale of property, plant and equipment	998	28,428

Net cash (used in) provided by investing activities	(11,416)	24,216

Cash flows from financing activities
Proceeds from revolving debt	15,000	—
Payments on revolving debt	(81,071)	(10,929)
Proceeds from term loans	—	5,000
Payments on term loans	(11,225)	—
Payments on capital lease obligations	(90)	(75)
Payment of deferred financing costs	(1,416)	—
Prepayment premiums on early debt extinguishment	(1,346)	—
Payments for treasury shares	(1,271)	—
Proceeds from new shares issuance, net of underwriting commission costs	90,541	—
Costs incurred for stock issuance	(212)	—

Net cash provided by (used in) financing activities	8,910	(6,004)

Net increase (decrease) in cash and cash equivalents	7,895	(1,263)

Cash and cash equivalents
Beginning of period	8,751	12,219

End of period	$16,646	$10,956

Supplemental cash flow information
Cash paid for interest	792	1,100
Income taxes paid	—	166
Supplemental noncash investing and financing activities
Noncash proceeds from sale of assets held for sale	—	3,990
Fixed asset purchases in accounts payable and accrued liabilities	832	—
Noncash payment for property, plant and equipment	682	—
Debt conversion of term loan to equity	33,632	—
Issuance of common shares for members’ equity	212,630	—
Stock issuance cost included in accounts payable	1,967	—

ADDITIONAL SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Directional Drilling rig days (1)	3,706	3,798	3,231
Average monthly Directional Drilling rigs on revenue (2)	57	59	55
Total hydraulic fracturing stages (3)	963	1,056	586
Average hydraulic fracturing revenue per stage	$52,477	$43,700	$42,138

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a given time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Adjustments to reconcile Adjusted EBITDA to net (loss) income
Net (loss) income	$(16,356)	$2,068	$(11,673)
Income tax expense (benefit)	51	22	(6)
Interest expense, net	10,192	2,961	2,601
Other income	—	58	—
Depreciation and amortization expense	11,078	11,423	11,594
Gain on disposition of assets, net	(106)	(339)	(1,657)
Non-cash stock based compensation	9,886	—	—
Transaction expense (1)	—	822	—
Rebranding expense (2)	—	—	1
Settlement expense (3)	223	339	1,439
Severance expense (4)	—	41	182
Equipment standup expense (5)	515	1,387	1,491

Adjusted EBITDA	$15,483	$18,782	$3,972

(1)	For the three months ended March 31, 2017 and 2018 we did not incur transaction related expenses. For the three months ended December 31, 2017, the $0.8 million represents professional fees related to investment banking service fees.
(2)	Relates to expenses incurred in connection with rebranding our business segments in 2017.
(3)	For 2017, represents professional fees related to investment banking, accounting and legal services associated with entering into the Former Term Loan that were recorded in general and administrative expenses. For 2018, represents lease buyouts, legal FLSA and settlements costs, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.
(4)	Relates to severance expenses in 2017 incurred in connection with a program implemented to reduce head count in connection with the industry downturn. In our actual performance for the three months ended March 31, 2018 and 2017, $0.0 and $0.1 million was recorded in direct operating expenses, respectively, and the remainder was recorded in general and administrative expenses.
(5)	Relates to equipment standup costs incurred in connection with the mobilization and redeployment of assets. In our actual performance for the three months ended March 31, 2018, approximately $0.4 million was recorded in direct operating expenses and approximately $0.1 million was recorded in general and administration expenses. In our actual performance for the three months ended March 31, 2017, approximately $1.5 million was recorded in direct operating expenses and $0.0 was recorded in general and administration expenses.

RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET INCOME

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Segment Adjusted EBITDA
Directional Drilling	$2,580	$5,532	$3,734
Pressure Pumping	9,889	10,500	3,693
Pressure Control	3,650	4,105	(260)
Wireline	2,564	1,535	(1,420)
Corporate and other	(13,824)	(5,537)	(4,888)
Income tax (expense) benefit	(51)	(22)	6
Interest expense	(10,192)	(2,961)	(2,601)
Depreciation and amortization	(11,078)	(11,423)	(11,594)
Gain on disposition of assets, net	106	339	1,657

Net (loss) income	$(16,356)	$2,068	$(11,673)

SEGMENT ADJUSTED EBITDA MARGIN

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$2,580	$5,532	$3,734
Revenue	37,602	38,279	31,149

Adjusted EBITDA Margin	6.9%	14.5%	12.0%

Pressure Pumping
Adjusted EBITDA	9,889	10,500	3,693
Revenue	53,400	49,483	26,503

Adjusted EBITDA Margin	18.5%	21.2%	13.9%

Pressure Control
Adjusted EBITDA	3,650	4,105	(260)
Revenue	27,961	26,519	18,524

Adjusted EBITDA Margin	13.1%	15.5%	(1.4)%

Wireline
Adjusted EBITDA	2,564	1,535	(1,420)
Revenue	$22,305	$16,582	$9,263

Adjusted EBITDA Margin	11.5%	9.3%	(15.3)%

(1)	Segment Adjusted EBITDA Margin (1) is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.